Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form  S-8 (Nos. 333-164268, 333-156659, 333-148487, 333-137676) of Shutterfly, Inc. of our report dated February 8, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

 /s/ PricewaterhouseCoopers LLP

San Jose, CA
February 8, 2010